Exhibit 23.1




                         CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Form S-8 of Computer Associates of our report dated February 10, 1998 except for Note 14, as to which the date is March 14, 1998, with respect to the consolidated financial statements and schedule of Logic Works, Inc. as of December 31, 1997 and for each of the three years in the period ended December 31, 1997, included in the Annual Report (Form 10-K) of Platinum Technology International, Inc. for the year ended December 31, 1998 filed with the Securities and Exchange Commission.



                                                     /s/ Ernst & Young LLP



Metro Park, New Jersey
March 14, 2000